Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 30, 2011, relating to the consolidated financial statements of General Maritime Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

New York, New York
May 10, 2011